STANDISH, AYER & WOOD MASTER PORTFOLIO

                           Certificate of Designation

      The undersigned, being the Assistant Secretary of Standish, Ayer & Wood Master Portfolio (the "Portfolio Trust"), a trust with non-transferable Interests, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Portfolio Trust by Article VI, ss.6.2 of the Agreement and Declaration of Trust, dated January 18, 1996 (the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on July 11 and 12, 1997, the Declaration of Trust is amended as set forth in this Certificate of Designation.

      A. There is hereby established and designated an additional Series of the Portfolio Trust: "Standish Short-Term Asset Reserve Portfolio" (the "New Series").

      B. The Interests in the New Series have the following relative rights and preferences:

            (1) ASSETS BELONGING TO NEW SERIES. All consideration received by the Portfolio Trust for the issue or sale of Interests in the New Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held by the Trustees in a separate trust for the benefit of the Holders of Interests in the New Series and shall irrevocably belong to the New Series for all purposes, and shall be so recorded upon the books of account of the Portfolio Trust. Such consideration, assets, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" the New Series. No Series shall have any right to or interest in the assets belonging to the New Series, and no Holder shall have any right or interest with respect to the assets belonging to any Series in which it does not hold an Interest.

            (2) LIABILITIES BELONGING TO NEW SERIES. The assets belonging to the New Series shall be charged with the liabilities


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                  in respect of the New Series and all expenses, costs, charges and reserves attributable to the New Series. The liabilities, expenses, costs, charges and reserves so charged to the New Series are herein referred to as "liabilities belonging to" the New Series. No Series shall be liable for or charged with the liabilities belonging to the New Series, and no Holder shall be subject to any liabilities belonging to any Series in which it does not hold an Interest.

            (3) VOTING. On each matter submitted to a vote of the Holders, each Holder shall be entitled to a vote proportionate to its Interest as recorded on the books of the Portfolio Trust. Each Series shall vote as a separate class except as to voting for Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect the interest of all Series, only the Holders in the one or more affected Series shall be entitled to vote. On each matter submitted to a vote of the Holders, a Holder may apportion its vote with respect to a proposal in the same proportion as its own shareholders voted with respect to that proposal.

      C. The assets and liabilities of the Portfolio Trust existing on the date hereof shall, except as provided in paragraph B above, remain allocated among the Series designated as Standish Equity Portfolio, Standish Global Fixed Income Portfolio, Standish Small Capitalization Equity Portfolio, Standish Fixed Income Portfolio, Standish Small Capitalization Equity Portfolio II and Standish Diversified Income Portfolio.

      D. The Trustees shall have the right at any time and from time to time to reallocate the assets and expenses or to change the designation of any Series now or hereafter created, or to otherwise change the relative rights and preferences of any such Series, provided that such change shall not adversely affect the rights of Holders.

      E. The Interests of the Portfolio Trust outstanding on the date set forth in the resolution of the Trustees establishing and designating the New Series of the Portfolio Trust shall remain classified as Interests of the Series designated as:

                  Standish Equity Portfolio
                  Standish Global Fixed Income Portfolio
                  Standish Small Capitalization Equity Portfolio
                  Standish Fixed Income Portfolio
                  Standish Small Capitalization Equity Portfolio II


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                  Standish Diversified Income Portfolio

      F. The Trustees shall have exclusive power without the requirement of Holder approval to establish and designate additional Series of the Portfolio Trust and, subject to the provisions of the Declaration of Trust and the 1940 Act, to fix and determine the rights of Holders of Interests in such Series, including with respect to the price, terms and manner of purchase and redemption, dividends and other distributions, rights on liquidation, sinking or purchase fund provisions, conversion rights and conditions under which the Holders of the several Series shall have separate voting rights or no voting rights.

      G. All capitalized terms not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

      The Trustees further direct that, upon the execution of this Certificate of Designation, the Portfolio Trust take all necessary action to file a copy of this Certificate of Designation at any place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation in Tucker's Town, Bermuda this 11th day of July, 1997.

                                    STANDISH, AYER & WOOD
                                    MASTER PORTFOLIO


                                    By:  /s/ Anne P. Herrmann
                                         ---------------------------

                                    Its:  Secretary
                                          --------------------------


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